EXHIBIT 23.1




	      CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-
K) of Smith's Food & Drug Centers, Inc. of our report dated January 24, 1995, included in the 1994 Annual Report to Stockholders of Smith's Food & Drug Centers, Inc.

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No.33-48627 and No.33-56966 and Form S-3, No.33-51097)
pertaining to the Smith's Food & Drug Centers, Inc. Amended and Restated 1989 Stock Option Plan, the Smith's Food & Drug Centers, Inc. 1993 Employee Stock Purchase Plan, and the Smith's Food & Drug Centers, Inc. Pass Through Certificates of our report dated January 24, 1995, with respect to the consolidated financial statements of Smith's Food & Drug Centers, Inc. incorporated by reference, in this Annual Report (Form 10-K) for the fiscal year ended December 31, 1994.

					ERNST & YOUNG

Salt Lake City, Utah
March 27, 1995